               SERVICER'S CERTIFICATE
        Export Funding Trust, Series 1995-A
                 Certificate No. 9
               Payment Date: 06/29/99

The undersigned, a duly authorized representative of NationsBank, N.A.

(Carolinas) a national banking association (the "Servicer"), as Servicer pursuant to the Pooling and Servciing Agreement as of January 25, 1995, (the

"Pooling and Servicing Agreement") among the Servicer, Bankers Trust Company,

as trustee, and Export Funding Corporation does hereby certify as follows:

1.    Principal received on Promissory Notes  $6,271,519.06

2.    Interest received on Promissory Note    $5,666,112.28

3.    Prepayment made by Obligor (if any)     $       -

4.    Remaining Promissory Note Principal
      Balance......                           $131,758,012.49

5.    Pool Factor.............                    72.75%

6.    Principal per Minimum Denomination       $3,462.96

7.    Interest per Minimum Denomination.....   $3,128.67

8.    Remaining Promissory Note Principal
      Balance Per Minimum Denomination         $72,753.04


No default has occurred and is continuing with respect to the Promissory Notes(s) or related Credit Agreement.


All capitalized terms not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this certificate this 22nd day of June 1999.


    NationsBank, N.A. (Carolinas)
    As Servicer

   /s/Michael Timoney
    Name: Michael Timoney
    Title: Vice President
